EXHIBIT 10.31

CALIFORNIA MICRO DEVICES CORPORATION
EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

California Micro Devices Corporation, a Delaware corporation (the “Company”), establishes the California Micro Devices Corporation Executive Severance Plan (the “Plan”), effective as of November 9, 2006 (the “Effective Date”), to provide severance benefits to certain eligible employees whose employment with the Company is terminated.  The Plan was amended on February 6, 2008.

The Plan is designed to be an unfunded “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, accordingly, the Plan is governed by ERISA.  This document constitutes both the official plan document and the required summary plan description under ERISA.

I.           ELIGIBILITY FOR BENEFITS

You will be eligible for severance benefits under the Plan if your employment with the Company has ceased and:

•
you are a party to an agreement by and between you and the Company entitled a “Supplemental Employment Terms Agreement” which has been executed on behalf of the Company by an authorized officer other than yourself;

•	you remain actively employed with the Company from the effective date of your Supplemental Employment Terms Agreement until your designated termination date;

•
you execute a release of claims in favor of the Company within 60 days of your termination of employment (or within such shorter period reasonably required by the Company), the form of which is acceptable to the Company at such time, and do not revoke the release within the time mandated under applicable state and/or Federal law, and such release must become effective in accordance with its terms (the “Release”); and

•	either:

• you resign from the Company with Good Reason (for this purpose, “Good Reason” means:  (i) any failure by the Company to comply with the material terms of your Supplemental Employment Terms Agreement, (ii) any request by the Company that you perform any act which is illegal, (iii) a material reduction of your Base Pay (as defined below), except that neither a reduction proportionate to reductions imposed on all other members of the Company’s executive management as part of a cost reduction effort nor a reduction of your Base Pay due to a change of duties as a result of disability will be a Good Reason for termination, (iv) a material reduction in your bonus opportunity after adoption of a bonus plan for the then-current fiscal year which (a) would result in a material reduction in your expected overall compensation,

(b) is made following a Change in Control (as defined in your Supplemental Employment Terms Agreement), and (c) is not imposed on all other members of the Company’s executive management, (v) relocation of the Company by more than fifty (50) miles from its current Milpitas location, (vi) the assignment to you of duties which are inconsistent with your position, education, and experience, or (vii) any material reduction in your duties, provided that—for eligible employees other than the Chief Executive Officer and the Chief Financial Officer—following a Change of Control, it shall not be a reduction of duties if you retain your duties as to the Company’s business as operated prior to the Change of Control although you do not have such duties as to the balance of the successor corporation’s business) and provided further that for the Company’s Chief Financial Officer, even if s/he becomes the Chief Financial Officer of the surviving entity following a Change in Control, it shall be a material reduction in duties if s/he does not report directly to the Chief Executive Officer of the surviving entity following the Change in Control.  You shall give notice to the Company of your intent to resign for one of the Good Reasons listed above not later than one (1) month after the occurrence of the circumstances giving rise to the claim of Good Reason, detailing such Good Reason with specificity.  If the Company does not remedy the situation so as to eliminate the Good Reason within thirty (30) days of receiving such notice, then your resignation from the Company within the one (1) month period beginning with the delivery of the notice shall be deemed a resignation for Good Reason; or

• your employment with the Company is terminated by the Company without Cause (for this purpose, “Cause” means:  (i) dishonesty, breach of loyalty or breach of fiduciary duty, (ii) theft, embezzlement or fraud by you or falsification of any Company document or record, or your involvement in any other scheme or conspiracy pursuant to which the Company has lost or could reasonably be expected to lose assets to you or to others calculated by you to receive such assets, (iii) use or abuse of alcohol or drugs on the job (except reasonable consumption of alcohol for business-related purposes), (iv) unexplained or excessive absences from work, (v) employment-related misconduct by you, such as and including sexual harassment, threats of harm or acts of physical violence toward employees, customers, contractors, consultants or suppliers of the Company, or any form of unlawful discrimination against any person or group of persons, (vi) conviction (including, but not limited to, any plea of guilty or nolo contendere) of any criminal act which impairs your ability to perform your duties with the Company or any criminal act involving moral turpitude or any criminal act involving a felony, unless state or Federal law specifically prohibits consideration of the conviction in employment decisions, (vii) refusal to act in accordance with a lawful and good faith direction of the Company’s Chief Executive Officer (except in the instance where the Chief Executive Officer’s termination of employment is at issue) or Board of Directors, or acting in a manner which exceeds the scope of your authority, as specifically delegated in writing from time to time by the Company’s Chief Executive Officer (except in the instance where the Chief Executive Officer’s termination of employment is at issue) or the Company’s Board of Directors, which act or refusal to act is not inadvertent or the result of a failed good faith effort to comply but rather is knowing, intentional or willful (viii) breach of the terms or conditions of your Confidentiality and Intellectual Property Agreement with the Company, a material corporation policy (such as insider trading, communications, ethics), or the material duties and obligations in the Company’s employment manual, which breach is not curable, or if curable is not cured within two (2) weeks after the Company has given you written notice of the breach, or (ix) inducement of any customer, consultant, employee or supplier of the Company to breach any contract with the Company or cease its business relationship with the Company); and

•	you are not in one of the excluded categories listed below.

However, you will cease to be eligible to receive severance benefits under the Plan if:

•
you directly or indirectly (i) hire or solicit, or attempt to hire or solicit, any employee, independent contractor, or consultant of the Company to perform services elsewhere, including without limitation, advising, aiding, assisting, or otherwise participating in the hiring process, for example by interviewing or providing references as to such person, (ii) render services related to the design, development, manufacture, or marketing of application specific analog semiconductor products which are competitive with those offered by the Company for the mobile handset, personal computer and digital consumer electronics markets, including application specific integrated passive devices providing ESD and/or EMI protection, and selected high value mixed signal ICs which are competitive with those offered by the Company, including display controllers, or work for any other trade or business with a line of business directly competitive with the Company in that line of business which is directly competitive, or (iii)  take away, or attempt to  take away, any customer of the Company or divert or reduce, or attempt to divert or reduce, the business which the Company does with such customer; or

•	you violate the terms of the Supplemental Employment Terms Agreement or any other agreement entered into by and between you and the Company; or

•
you refuse to provide Continued Assistance to the Company after your termination of employment and during the term in which you receive severance benefits hereunder (for this purpose, “Continued Assistance” means that you agree to respond, with reasonable notice, to reasonable request for information and to provide reasonable levels of assistance on issues related to your work with the Company without further Base Pay (as defined below) or compensation, such assistance shall not exceed eight (8) hours during the first week following your termination, four (4) hours per week during the next four (4) weeks and four (4) hours per month thereafter).

II.           SEVERANCE BENEFITS

If you are eligible for severance benefits under the Plan, you will receive those benefits in monthly cash installments.  However, if a delay is necessary (for example, as a result of the rescission period for the Release), then you will receive a one-time catch-up payment following the period of delay and each subsequent payment will be made in accordance with the original installment schedule.  Furthermore, as set forth in Part III below, a delay may be necessary under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder so as to avoid such payments being taxable under Code Section 409A(a)(1)(B).

Notwithstanding the foregoing, if an eligible employee receives benefits under an agreement or plan which provides for a reduction, offset or decrease in the amount of severance benefits and/or pay payable hereunder to such eligible employee under certain circumstances, then the amount of severance benefits and/or pay specified in this Section shall be reduced by any such specified amount under such circumstances as so provided in such agreement or plan.

SEVERANCE PAY

Once you meet (and for so long as you continue to meet) the eligibility requirements in Part I, you will receive the following months of Base Pay:

•	for the Chief Executive Officer, twelve (12) months of Base Pay or, in the case of a Change in Control (as defined in the Supplemental Employment Terms Agreement), twenty-four (24) months of Base Pay;

•	for the Chief Financial Officer, nine (9) months of Base Pay; or

•	for all other eligible employees, six (6) months of Base Pay.

“Base Pay” generally means one-twelfth (1/12) of your base salary in a normal month as of the time that your employment with the Company terminates.  “Base Pay” does not include, for example, overtime, bonuses, commissions, shift premiums or differentials, compensation associated with employee stock options, reimbursements, sales commission awards, employee benefits, expense allowances, or any other incidental or additional compensation.  Severance pay shall be made less any and all applicable deductions and withholdings, required and/or permitted by applicable law.

COBRA

If you are eligible, then you may elect to receive your existing group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as provided by the Company’s group health plans.  A separate election form and notice outlining continuation coverage under COBRA will be provided to each employee (and his/her eligible dependent(s)) who is eligible for COBRA continuation coverage and must be timely returned if you (and/or your eligible dependent(s)) wish to enroll in COBRA continuation coverage; you (and/or your eligible dependent(s)) are solely responsible for the completion of all requisite forms and for the timely remittance of all premium contributions.

If you so elect and pay to continue health insurance under COBRA, then the Company will reimburse you, as an eligible employee, in an amount equal to the amount the Company was paying as the Company-portion of premium contributions for your health coverage immediately before your termination of employment, until the earlier of:  (i) the end of the period that you receive severance installments starting the next calendar month after your termination of employment with the Company; or (ii) the date you lose eligibility for COBRA continuation coverage because you become eligible for group coverage from another employer.  You, the employee (and/or your eligible dependent(s)), shall have an obligation to inform the Company if you/he/she is no longer eligible for COBRA continuation coverage, as is generally the case when the employee receives group coverage from another employer while receiving COBRA continuation coverage.  Any increase in the premium contribution and/or in the number of covered dependents by you during this time will be at your own expense.  The period of such Company-reimbursed COBRA continuation coverage shall be considered part of your (and your eligible dependents’) COBRA coverage entitlement period, and will, for tax purposes, be considered taxable income to you.

III.           GENERAL INFORMATION

Plan Administration. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and for benefits under the Plan, the amount of benefits (if any) payable per eligible employee, and to interpret ambiguous terms.  Any authorized delegate acting on behalf of the Plan Administrator shall have full discretionary authority to carry out the Plan Administrator’s delegated duties.  Any determination by the Plan Administrator or its authorized delegate(s) will be final and binding upon all persons.  The Company will indemnify and hold harmless all authorized delegates for carrying out the responsibilities of the Plan Administrator; provided, however, that such person(s) do(es) not act with gross negligence or willful misconduct, or in willful violation of the law.

Payment of Severance Benefits; Compliance with Code Section 409A. When severance benefits are due, they will be paid from the general assets of the Company.  As previously stated, this Plan is intended to be an “employee welfare benefit plan” under ERISA; accordingly, in order to ensure that this Plan does not constitute an “employee pension benefit plan” under ERISA, the following additional restriction applies to the maximum severance amount: (i) in no event will the total amount of such payments exceed two (2) times your annual compensation during the year immediately preceding your termination date, and (ii) all payments under the Plan shall be completed within twenty-four (24) months of your termination date.

The expenses of operating and administering the Plan shall be borne entirely by the Company.

To the fullest extent applicable, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the applicable guidance under Section 409A.  In this regard, each payment under the Plan that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Code section 409A.

To the extent that any amounts or benefits payable under the Plan are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation, the Plan is intended to comply with the applicable requirements of  Section 409A with respect to such amounts or benefits.  The Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.
In each case where the Plan provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to you within a designated period (e.g., within 60 days after the date of termination) and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and you shall have no right to designate the year in which the payment shall be made.

Notwithstanding anything in the Plan or elsewhere to the contrary, so long as the Company is a public company on your date of termination and you are a “specified employee” (within the meaning of Section 409A of the Code, as determined by the Company’s Compensation Committee) on such date, and the Company reasonably determines that any amount or other benefit payable under the Plan on account of your separation from service, within the meaning of Section 409A, constitutes nonqualified deferred compensation that will subject you to “additional tax” under Section 409A(a)(1)(B) (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in Plan, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of your death (the “Delayed Payment Date”). The Company and you may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A.  In the event that the Section 409A requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, without interest.

Your date of termination for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether you are a “specified employee” on the date of termination, shall be the date on which you have incurred a “separation from service” within the meaning of applicable guidance under Section 409A.

Other Terms and Conditions.  The Company is not required to establish a trust to fund the Plan.  The benefits provided under this Plan are not assignable and may be conditioned upon other agreements that you have entered into with the Company or upon your compliance with any Company policy or program.

Taxes and Withholdings. Notwithstanding any other provision of the Plan, all severance benefits shall be reduced by any applicable Federal, state, or local tax withholdings and any applicable payroll deductions, as required and/or permitted by law.  If the employee is indebted to the Company at his/her termination date, then the Company reserves the right to offset any severance benefits payable under the Plan by the amount of such indebtedness to the extent permitted by law (but not below one dollar ($1.00)).

No Other Similar Benefits.  The severance benefits provided by the Plan are in lieu of any other severance benefits provided by the Company under any other applicable practice or policy.  This Plan expressly supersedes any and all other group severance and salary continuation plans, arrangements, practices or policies applicable to an eligible employee who receives notice hereunder.  If an eligible employee has a written employment agreement which provides for severance benefits (other than option acceleration which is not addressed in this Plan), that employee shall receive the greater of the severance benefits under his/her employment agreement or under this Plan, but shall not receive both.

Set-Off; Termination of Severance Benefits. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of your involuntary termination of employment, including, without limitation, the obligations of the Company (or its affiliates) under the Federal Worker Adjustment and Retraining Notification (“WARN”) Act or a similar state law (collectively, the “WARN Act”).  In the event that an eligible employee’s termination is deemed covered by the WARN Act, the benefits payable under the Plan shall be reduced and offset (but not below zero (0)) by an amount equal to up to sixty (60)-days’ pay and benefits.  In the event that the severance benefits hereunder are used to satisfy such statutory obligation(s), then the consideration for the Release will also be reduced accordingly.  The Plan Administrator shall construe and interpret the terms and conditions of the Plan in order to comply with such intention.

Limitation of Transferability. The interest of any employee in the severance benefits described in this Plan may not be sold, assigned, transferred or otherwise disposed of in any way, and any attempted sale, assignment, transfer or other disposition shall be null and void.  If an employee attempts to sell, assign, transfer or otherwise encumber his/her rights or interest in the Plan, then such act will be treated as an election by the employee not be eligible to participate in the Plan.

Claims and Review Procedures. If you (or your beneficiary or authorized representative) believe that you are incorrectly denied a benefit or that have not received the proper benefit under the Plan, then you may submit a signed, written application to the Plan Administrator within ninety (90) days of the expiration date of the revocation period for the Release mandated by state or Federal law.  When you submit such application, you may indicate that you wish accelerated resolution in which case the time periods and process shown in brackets in the three below paragraphs shall apply rather than those not shown in brackets.

The Plan Administrator will review the claim and notify you of its decision in writing or electronically within ninety (90) days [fourteen (14) days if accelerated resolution] after the claim is received (or within one hundred eighty (180) days [fourteen (14) days if accelerated resolution] after such receipt if special circumstances require an extension of time for processing the claim). If the Plan Administrator denies your claim, in whole or in part, then the Plan Administrator’s notice will state:  (i) specific reason(s) for the denial, (ii) reference to the specific Plan provision(s) on which the denial is based, (iii) description of any material or information necessary for you to perfect the claim, and an explanation of why such material or information is necessary, (iv) a statement that you will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information (except to the extent legally-privileged) relevant to your claim, and (v) explanation of how you may appeal the denial of your claim, and the time limits applicable to such procedures, including a statement of your right to bring a civil action under ERISA Section 502(a) following an adverse decision under review (as discussed below).

You (or your beneficiary or authorized representative) will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator.  This request should include the reason(s) that you are requesting a review, facts supporting your request, and any other relevant information and/or documents.  Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Plan Administrator will generally furnish you with a final written or electronic decision within sixty (60) days [fourteen (14) days if accelerated resolution] of receipt after your request for review (or within one hundred twenty (120) days [fourteen (14) days if accelerated resolution] after such receipt if special circumstances require an extension of time for processing the claim).

If the Plan Administrator denies your appeal in whole or in part, then the Plan Administrator will provide you with an explanation of the subsequent denial, this explanation will include a statement regarding your right to bring a civil action under ERISA Section 502(a).  Pursuant to this Plan and applicable law, no legal action for benefits under the Plan may be brought until this claims procedure has been exhausted.  In addition, no action in law or equity shall be brought more than one (1) year after the Plan Administrator’s affirmation of a denial of the claim or, if earlier, more than four (4) years after the facts or events giving rise to the employee’s allegation(s) or claim(s) first occurred under the Plan.  [If accelerated resolution has been elected, then the arbitration provision of Exhibit B of your Supplemental Employment Terms Agreement with the Company shall apply in lieu of your ability to bring an action in law or equity unless there has been a Change of Control, in which case you may choose either arbitration or litigation (and the Company shall be bound by such choice).]

Address and Notice.  You must file in writing with the Plan Administrator and the Company your mailing address when requested to do so.  A communication, statement, or notice addressed to you at your last known mailing address as filed with the Plan Administrator and/or the Company will be binding on you for all purposes under the Plan, and neither the Company, nor the Plan Administrator shall be obligated to conduct any further search to determine how you may be contacted.

Plan Termination or Amendment. The Plan may be amended by the Company or the Administrator, as applicable, at any time for any reason in any manner; provided, however, as to any employee who is a party to an agreement with the Company entitled a “Supplemental Employment Terms Agreement”,  the amendment shall not reduce such employee’s potential severance benefits under the Plan unless such employee consents to such amendment hereunder.  No agent or employee other than a duly authorized officer of the Company has the authority to change or waive any provision of the Plan.  The Plan may be terminated by the Company at any time provided that such termination will not be effective as to any employee who is a party to an agreement with the Company entitled a “Supplemental Employment Terms Agreement” unless such employee consents to such termination.

No Right to Employment. No provision of this Plan is intended to provide you or any other employee with any right to continue employment with the Company or affect the Company’s right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason, with or without cause.

Governing Law and Miscellaneous.  This Plan shall be governed and construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State California (other than the choice of law principles).  If any provision of this Plan or the application thereof to any individual or circumstance, is deemed invalid or unenforceable by a court of competent jurisdiction, then the remainder of the Plan or the application of such term or provisions to individuals or circumstances shall be valid and enforceable to the fullest extent permitted by law.  No right hereunder shall inure to any third party beneficiary.

IV.           STATEMENT OF ERISA RIGHTS

As a participant in the California Micro Devices Corporation Executive Severance Plan (the “Plan”), you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

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Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series)(if any) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) (if any), and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

•
Receive a summary of the Plan’s annual financial report (if required to be filed).  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report (if filed).

Continue Group Health Plan Coverage

•
Please note that this summary plan does not address the rules governing your COBRA continuation coverage rights—such rules can be found in the summary plan description and the documents governing the group health plan.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants (and their beneficiaries).  No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare (severance) benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of plan documents or the latest annual report (if any) from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  If it should happen that the Plan fiduciaries misuse the Plan’s money (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

V.           ADDITIONAL PLAN INFORMATION

Name of Plan:	California Micro Devices Corporation Executive Severance Plan
Plan Sponsor:	California Micro Devices Corporation 490 North McCarthy Boulevard, Number 100 Milpitas, California 95035-5116
Employer Identification Number:	94-2672609
Plan Number:	507
Plan Year:	The first plan year is a short plan year from November 9, 2006 through December 31, 2006. Subsequent plan years are the twelve (12)-consecutive month calendar year.
Effective Date:	November 9, 2006
Plan Administrator:	California Micro Devices Corporation 490 North McCarthy Boulevard, Number 100 Milpitas, California 95035-5116 (408) 263-3214
Agent for Service of Legal Process:	Legal process may be served on the Board of Directors of California Micro Devices Corporation
Plan Costs:	Paid entirely by California Micro Devices Corporation as Plan sponsor
Type of Plan:	Employee welfare benefit plan